UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 8, 2015

GREY CLOAK TECH INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-202542 (Commission File Number)	47-2594704 (I.R.S. Employer Identification No.)

10300 W. Charleston Las Vegas, NV 89135 (Address of principal executive offices) (zip code)

(702) 201-6450 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2015, we entered into a Consulting Services Agreement with The Dunn Group, LLC, pursuant to which we engaged the services of its principal, Brian J. Dunn. Pursuant to the agreement, we issued one million (1,000,000) warrants to The Dunn Group to purchase shares of our common stock at $0.25 per share, which warrants shall vest only upon a change of control of the company or the acquisition by the company of certain IP addresses, and agreed to further compensate him based on sales as a direct result of his efforts, as well as capital raised by us and upon a sale of the company. We further entered into a Director Agreement with Mr. Dunn pursuant to which we agreed to issue two million (2,000,000) warrants to purchase shares of our common stock at $0.25 per share, which warrants shall vest one-half (1/2) immediately and one-half (1/2) on April 1, 2016 or upon a change of control of the company, and agreed to indemnify him for losses incurred as a result of his serving as a director.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2015, Brian J. Dunn, age 55, was appointed to our Board of Directors. Mr. Dunn is currently a principal with The Dunn Group, LLC, a consulting and real estate firm, where he has served since July 2012. He is also the Chairman of the Board and an advisor with Upsie, LLC, a technology start-up. Previously, from 1985 through April 2012, Mr. Dunn was employed by Best Buy Co., and was the Chief Executive Officer and a member of its Board of Directors from 2009 through April 2012. Mr. Dunn is also a former board member of Dick’s Sporting Goods and The Rock and Roll Hall of Fame.

See Item 1.01, above, for a description of the terms of our agreements with Mr. Dunn.

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Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Consulting Services Agreement with The Dunn Group, LLC

10.2	Director Agreement with Brian J. Dunn

10.3	Warrant Agreement with The Dunn Group, LLC

10.4	Warrant Agreement with Brian J. Dunn

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grey Cloak Tech Inc.

Dated: December 11, 2015	/s/ Fred Covely
By: Fred Covely
Its: President